Exhibit 2.1
Certain portions of this exhibit have been redacted pursuant to Item 601(b)(2)(ii) as they are both not material and would likely cause competitive harm to the Company if publicly disclosed. Spaces corresponding to the deleted portions are represented by brackets with [* * *].

PURCHASE AND SALE AGREEMENT

BETWEEN

SPUS7 GALLERIA, LP,

AS SELLER

AND

PIEDMONT DALLAS GALLERIA, LLC,

AS PURCHASER

DATED JANUARY 31, 2020

TABLE OF CONTENTS

ARTICLE 1
BASIC INFORMATION
Page No.
1.1 Certain Basic Terms	1
1.2 Closing Costs	2
1.3 Notice Addresses	2
ARTICLE 2
PROPERTY
2.1 Property	3
ARTICLE 3
EARNEST MONEY
3.1 Deposit and Investment of Earnest Money	4
3.2 Independent Consideration	4
3.3 Form; Failure to Deposit	4
3.4 Disposition of Earnest Money	5
ARTICLE 4
DUE DILIGENCE
4.1 Due Diligence Materials	5
4.2 Physical Due Diligence	5
4.3 Due Diligence Termination Right	6
4.4 Return of Documents and Reports	6
4.5 Service Contracts	7
4.6 Proprietary Information; Confidentiality	7
4.7 No Representation or Warranty by Seller	7
4.8 Purchaser’s Responsibilities	7
4.9 Purchaser’s Agreement to Indemnify	8
4.10 Asbestos	8
ARTICLE 5
TITLE AND SURVEY
5.1 Title Commitment	8
5.2 Survey	8
5.3 Title Review	8
5.4 Subsequent Title Review	9
5.5 Delivery of Title Policy at Closing	9
ARTICLE 6
OPERATIONS AND RISK OF LOSS; TENANT ESTOPPELS
6.1 Ongoing Operations	10
6.2 Damage	11

6.3 Condemnation	11
6.4 Uniform Vendor and Purchaser Risk Act Not Applicable	12
6.5 Tenant Estoppel Certificates	12
6.6 SNDAs	13
6.7 Recorded Document Estoppels	13
ARTICLE 7
CLOSING
7.1 Closing	13
7.2 Conditions to Parties’ Obligation to Close	14
7.3 Seller’s Deliveries in Escrow	15
7.4 Purchaser’s Deliveries in Escrow	16
7.5 Closing Statements	16
7.6 Purchase Price	16
7.7 Possession	16
7.8 Delivery of Books and Records	16
7.9 Notice to Tenants	16
7.10 Website Transfer	17
ARTICLE 8
PRORATIONS, DEPOSITS, COMMISSIONS
8.1 Prorations	17
8.2 Survey and Report Costs	18
8.3 Assigned Construction Contracts	18
8.4 Leasing Costs	19
8.5 Closing Costs	19
8.6 Final Adjustment After Closing	19
8.7 Tenant Deposits	19
8.8 Commissions	19
8.9 Leasing Agreement Tail Period	20
8.10 [***]	20
8.11 Survival	20
ARTICLE 9
REPRESENTATIONS AND WARRANTIES
9.1 Seller’s Representations and Warranties	20
9.2 Purchaser’s Representations and Warranties	22
9.3 Representations and Warranties Generally	23
ARTICLE 10
DEFAULT AND REMEDIES
10.1 Seller’s Remedies	24
10.2 Purchaser’s Remedies	24
10.3 Attorneys’ Fees	25
10.4 Other Expenses	25

10.5 Survivability	25
ARTICLE 11
DISCLAIMERS AND RELEASE
11.1 Disclaimers By Seller	25
11.2 Sale “As Is, Where Is”	25
11.3 Seller Released from Liability	26
11.4 “Hazardous Materials” Defined	27
11.5 Survival	27
ARTICLE 12
MISCELLANEOUS
12.1 Parties Bound; Assignment	27
12.2 Headings	27
12.3 Invalidity and Waiver	27
12.4 Governing Law	27
12.5 Survival	27
12.6 Entirety and Amendments	28
12.7 Time	28
12.8 Confidentiality; Press Releases	28
12.9 Electronic Transactions	28
12.10 Notices	28
12.11 Construction	29
12.12 Calculation of Time Periods; Business Day	29
12.13 Execution in Counterparts	29
12.14 No Recordation.	29
12.15 Further Assurances	29
12.16 Discharge of Obligations	29
12.17 Regulation S-X; Rule 3-14	30
12.18 ERISA	30
12.19 No Third-Party Beneficiary	30
12.20 Reporting Person	30
12.21 Mandatory Arbitration	30
12.22 Exclusivity	30
12.23 Independent Responsibility/No Alter Ego	30
12.24 WAIVER OF JURY TRIAL	30
12.25 Like-Kind Exchange	31

LIST OF DEFINED TERMS

Page No.
ACM	8
Additional Earnest Money	1
Agreement	1
[***]	19
[***] Expansion	19
[***] Leasing Costs	19
Assigned Construction Contracts	18
Assignment	15
Broker	1
Business Day	29
Cap	24
Casualty Notice	11
Central Plant	11
CERCLA	26
Closing	13
Closing Condition	14
Closing Date	2
Code	22
Commission Agreements	22
Data SIte	6
Deed	15
Derivative Claims	30
Due Diligence Termination Notice	6
Earnest Money	1
Effective Date	1
Environmental Reports	6
ERISA	16
Escrow Agent	1
Exchange	31
Final Protected Tenant List	20
Hazardous Materials	27
Improvements	4
Independent Consideration	4
Initial Earnest Money	1
Inspection Period	2
Intangible Personal Property	4
Joinder Party	1
Land	3
Leases	3
Leasing Agent	20
Leasing Costs	19
Leasing Costs Cutoff Date	19
Letter of Credit	19
License Agreements	4
Major Tenants	12
Margin Tax	18
material	12
Material Adverse Effect	14
Material Damage	11
Materially Damaged	11
OFAC	21
Permitted Exceptions	8

Permitted Outside Parties	7
Plan	22
Press Release	28
Property	3
Property Documents	6
Property Information	5
Protected Tenant	20
Purchase Price	1
Purchaser	1
Purchaser Investigation	5
Purchaser Investigations	5
Purchaser Parties	28
Purchaer’s Broker	20
Real Property	3
Recorded Document Estoppels	13
Records	13
Reports	6
Required Estoppel Percentage	12
Required Removal Items	9
Seller	1
Seller Parties	8
Seller’s Certificate	15
Seller’s Pre-Closing Default	24
Seller’s Representatives	23
Service Contracts	4
SNDAs	13
Subsequent Title Exam Deadline	9
Subsequent Title Notice	9
Survey	8
Survival Period	23
Tangible Personal Property	3
Taxes	17
Tenant Estoppel	12
Tenant Receivables	17
Title and Survey Review Period	2
Title Commitment	8
Title Company	1
Title Objections	9
Title Policy	9
to Seller’s knowledge	23
to the best of Seller’s knowledge	23
Unbilled Tenant Receivables	17
Uncollected Deliquent Tenant Receivables	17

LIST OF EXHIBITS

Exhibit A	Legal Description of Land
Exhibit B	Special Warranty Deed
Exhibit C	Bill of Sale, Assignment and Assumption of Leases and Contracts
Exhibit D	FIRPTA Certificate
Exhibit E	ERISA Letter
Exhibit F	Notice to Tenants
Exhibit G	Tenant Estoppel Certificate
Exhibit H	List of Leases
Exhibit I	Assinged Construction Contracts
Exhibit J	[***] Leasing Costs
Exhibit K	Mandatory Arbitration
Exhibit L	Notice to Contractors
Exhibit M	List of Tenant Brokerage Commisson Agreements
Exhibit N	Initial List of Protected Tenants
Exhibit O	Tangible Personal Property
Exhibit P	License Agreements
Exhibit Q	Service Contracts
Exhibit R	Leasing Costs
Exhibit S	Seller’s Certificate

PURCHASE AND SALE AGREEMENT *
Galleria Towers, Dallas, Texas

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Seller.
RECITALS
A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.
B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE I
BASIC INFORMATION

1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1	Seller:	SPUS7 GALLERIA, LP, a Delaware limited partnership
1.1.2	Purchaser:	PIEDMONT DALLAS GALLERIA, LLC, a Delaware limited liability company
1.1.3	Purchase Price:	$395,000,000.
1.1.4	Earnest Money:
$10,000,000 (the “Initial Earnest Money”), including interest thereon, to be deposited in accordance with Section 3.1 below, to be increased by $10,000,000 (the “Additional Earnest Money”) to $20,000,000, plus interest thereon, pursuant to Section 3.1.

1.1.5	Title Company:	Chicago Title Insurance Company 3100 Monticello Avenue, Suite 800 Dallas, Texas 75205
1.1.6	Escrow Agent:	Chicago Title Insurance Company 3100 Monticello Avenue, Suite 800 Dallas, Texas 75205
1.1.7	Broker:	Holliday GP Corp.
1.1.8	Effective Date:	The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement. If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.

1.1.9	Title and Survey Review Period:	The period beginning on the Effective Date and ending on January 22, 2020.
1.1.10	Inspection Period:	The period beginning on the Effective Date and ending on January 31, 2020.
1.1.11	Closing Date:	February 12, 2020.
1.2  Closing Costs. Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY
Title Commitment required to be delivered pursuant to Section 5.1	Seller
Premium for standard form Title Policy required to be delivered pursuant to Section 5.5	Seller
Premium for any upgrade of Title Policy for extended or additional coverage and any deletions or endorsements to the Title Policy desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges	Purchaser
Costs of the existing Survey	Purchaser ½ Seller ½
Costs of any updates, revisions, modifications or recertifications to the existing Survey requested by Purchaser	Purchaser
Costs of any zoning reports for the Property performed in the six months prior to the Effective Date and provided to Purchaser	Purchaser
Recording fees	Purchaser
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser ½ Seller ½
Real Estate Sales Commission to Broker	Seller
All other closing costs, expenses, charges and fees	Allocated based on custom in Dallas County, Texas. If no custom, then Purchaser ½, Seller ½.

1.3 Notice Addresses

Purchaser: Piedmont Office Realty Trust, Inc. 5565 Glenridge Connector, Suite 450 Atlanta, GA 30342	Copy to: Piedmont Office Realty Trust, Inc. 5565 Glenridge Connector, Suite 450 Atlanta, GA 30342

And to: DLA Piper LLP 444 West Lake Street, Suite 900 Chicago, IL 60606

Seller: SPUS7 Galleria, LP c/o CBRE Global Investors – Strategic Partners 601 S. Figueroa Street, 49th Floor Los Angeles, CA 90017
Copy to: SPUS7 Galleria, LP
c/o CBRE Global Investors – Strategic Partners
601 S. Figueroa Street, 49th Floor
Los Angeles, CA 90017

And to: Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3900
Dallas, TX 75201

ARTICLE 2
PROPERTY

2.1 Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):
2.1.1 Real Property. The land described in Exhibit A hereto (the “Land”), together with (a) all improvements located thereon, but expressly excluding improvements and structures owned by any tenant pursuant to the provisions of its respective Lease during the term of such tenant’s Lease or other third party pursuant to the Permitted Exceptions (“Improvements”), (b) all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) all right, title and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the “Real Property”).
2.1.2 Leases. All of Seller’s right, title and interest in all leases, licenses and occupancy agreements covering all or any portion of the Real Property and amendments thereto (other than License Agreements), including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “Leases”).
2.1.3 Tangible Personal Property. All of Seller’s right, title and interest in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, excluding any items of personal property owned or leased by Seller’s property manager or tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller, but specifically including, without limitation, the items listed on Exhibit O hereto (collectively, the “Tangible Personal Property”).
2.1.4 Intangible Personal Property. All of Seller’s right, title and interest, if any, in all intangible personal property used or useful solely in connection with the Real Property and the Improvements, including, without limitation: all trade names and trademarks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property (including, without limitation, all rights to use the names “Galleria”, “One Galleria Tower”, “Two Galleria Tower”, “Three Galleria Tower” and “Four Galleria Tower” under that certain Trademark and Service Mark License dated January 13, 1999 by and between Galleria, Inc., a Texas corporation, as Owner and University Town Center Associates, a California limited partnership, EWH 1979 Development Company, L.P., a California limited partnership and Park Meadows Mall, Ltd., a Colorado limited partnership, as Users); the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases or License Agreements (collectively, the “Service Contracts”) (but only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent assignable without cost to Seller); governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller); marketing materials for the Real Property, including electronic photography, graphics and images; and all rights with respect to the websites at www.galleriaofficedallas.com and www.galleriaofficetowersdallas.com (all of the items described in this Section 2.1.4 collectively referred to as the “Intangible Personal Property”); provided, however, the foregoing Intangible Personal Property shall be expressly limited to such property used or useful solely in connection with the Real Property and the Improvements and shall in no event include any property otherwise related to any other business operations conducted by any of Seller’s affiliates. Tangible Personal Property and Intangible Personal Property shall not include (a) all cash on hand or on deposit in any bank, operating account or other account maintained in connection with the ownership, operation or management of the Property, cash equivalents (including certificates of deposit), deposits held by third parties (e.g., utility companies) and bank accounts, (b) all insurance policies maintained in connection with the ownership, operation or management of the Property, (c) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (d) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, (e) any documents pertaining solely to the marketing of the Property and any direct or indirect interest therein for sale to prospective purchasers, (f) [***] and (g) [***].
2.1.5 License Agreements. All of Seller’s right, title and interest in and to (a) the agreements (other than Leases) for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property listed on Exhibit P hereto and (b)  any such agreements which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “License Agreements”). Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume the obligations of the “lessor” or “licensor” under all License Agreements first accruing from and after the Closing Date, some or all of which may be non-cancelable.
ARTICLE 3
EARNEST MONEY

3.1 Deposit and Investment of Earnest Money. Within two Business Days after the Effective Date, Purchaser shall deposit the Initial Earnest Money with Escrow Agent and deliver a completed, executed Form W-9 to Escrow Agent and Seller. If upon the expiration of the Inspection Period, this Agreement is still in force and effect, Purchaser shall, no later than one Business Day after the last day of the Inspection Period, deposit the Additional Earnest Money, if any, as specified in Section 1.1.4 above, with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal.
3.2 Independent Consideration. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms of this Agreement, the Escrow Agent shall first disburse to Seller $100.00 as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances.
3.3 Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check or a wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be immediately delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination of this Agreement.

3.4 Disposition of Earnest Money. Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Purchaser timely elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.3, Escrow Agent shall pay the entire Earnest Money (less the Independent Consideration and any escrow cancellation charges, which shall be paid by Purchaser) to Purchaser one Business Day following Escrow Agent’s receipt of the Due Diligence Termination Notice from Purchaser (as long as the current investment can be liquidated and disbursed in one Business Day and, if not, as promptly as possible). No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent if Purchaser terminates this Agreement pursuant to Section 4.3. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.3, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the fifth Business Day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.
ARTICLE 4
DUE DILIGENCE

4.1 Due Diligence Materials. On or before the Effective Date, Seller has delivered, caused to be delivered, or made available to Purchaser (a) lease files, correspondence, reconciliation information, security deposit check copies, build out information and approvals, capital expenditure projects and correspondence, and service contract files in the three drawer lateral files located in the common work area in the property management office [***], (b) plans and specifications located in the building engineer’s office in each tower of the Improvements and (c) those items contained in the Data Site (as defined below) (collectively, the “Property Information”). To the extent not previously provided, Seller shall deliver to Purchaser, within two (2) Business Days after Purchaser’s request, and to the extent received by Seller after the expiration of the Inspection Period, within one (1) Business Day of Seller’s receipt thereof, any other items reasonably requested by Purchaser, in each case to the extent any or all of the same are in the possession of Seller or its agents and all items posted to the Data Site shall be deemed to be included in the definition of Property Information, provided that Seller shall not be required to deliver or make available to Purchaser any appraisals or third party property condition reports (other than the Existing Environmental Report) obtained by Seller in connection with the Property, strategic plans for the Property, internal analyses, information regarding the marketing for sale of the Property, submissions relating to Seller’s obtaining of corporate or partnership authorization, attorney and accountant work product, attorney-client privileged documents or any other items expressly excluded from the Property pursuant to Section 2.1.4 above.

4.2 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing or earlier termination of this Agreement, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering and geotechnical inspections and tests and an ASTM standard Phase I environmental site assessment (individually, a “Purchaser Investigation”, and collectively, the “Purchaser Investigations”), provided that (a) Purchaser must give Seller one full Business Day’s written notice of any Purchaser Investigation (which notice may be delivered by electronic mail to [***], and with respect to any Purchaser Investigation of an intrusive nature (including, without limitation, collection of air, soil, groundwater, or building material samples or soil cores or any test designed to identify the presence of Hazardous Materials) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion, including, without limitation, on Seller’s right to take split or duplicate samples from any such intrusive inspection or test for purposes of conducting, at Seller’s sole cost, its own inspection or test thereof), (b) prior to performing any Purchaser Investigation, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place (and Purchaser and its contractors, agents and representatives shall maintain during the pendency of this Agreement) (1) commercial general liability insurance with limits of at least [***] for bodily or personal injury or death, (2) property damage insurance in the amount of at least [***], including coverage for contractual liability and personal and advertising injury with respect to Purchaser’s obligations hereunder, and  (3) workers’ compensation and employers’ liability insurance in accordance with applicable law, but in all cases with limits of at least [***] each accident, [***] each employee and [***]

policy limit, all covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance, except for workers’ compensation and employers’ liability, shall (A)  name as additional insureds thereunder Seller and such other parties holding insurable interests as Seller may designate and (B) be written by a reputable insurance company having a rating of at least “A-:VIII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and (C) all Purchaser Investigations shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.8 below. Seller shall have the right, but not the obligation, to be present, or have one or more of its own consultants present, during any interview or Purchaser Investigation. Purchaser shall bear the cost of all Purchaser Investigations and shall be responsible for and act as the generator with respect to any wastes generated by those tests, which obligation shall survive the termination of this Agreement; provided, however, that such responsibility shall not include any responsibility for pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of the Seller. Subject to the provisions of Section 4.6 hereof, Purchaser or Purchaser’s representatives may communicate with any tenant; provided, however, Purchaser must notify Seller at least five full Business Days in advance of Purchaser’s intended communication with any tenant and to allow Seller the opportunity to participate in such communication if Seller desires. Subject to the provisions of Section 4.6 hereof, Purchaser or Purchaser’s representatives may communicate with any governmental authority for the sole purpose of gathering information regarding then-current zoning compliance of the Real Property and the then-current entitlements with respect to the Real Property in connection with the transaction contemplated by this Agreement and searching publicly available databases regarding the Property. However, with respect to any other communications with governmental authorities, Purchaser must contact Seller at least five full Business Days in advance by telephone to inform Seller of Purchaser’s intended communication with any governmental authority and to obtain Seller’s consent with respect thereto, and if Seller so consents, to allow Seller the opportunity to participate in such communication if Seller desires. As used in this Section, “communicate” and “communication” shall include the initiation of, response to, or sharing or exchange of information, knowledge or messages, whether by oral, written or electronic methods or media, or by any other means for the purpose of knowingly subverting the provisions of this Section regarding Purchaser’s obligations to provide Seller with prior notice of such communication and Seller’s ability to participate in such communication. All policies of insurance required under this Agreement shall contain a waiver of subrogation endorsement, shall provide that the coverage is primary and is not in excess of or contributing with any insurance or self-insurance maintained by Seller or any of its affiliates, investors, lenders or consultants, and shall be kept and maintained in force during the term of this Agreement and so long thereafter as necessary to cover any claims of damages suffered by persons or property resulting from any acts or omissions of Purchaser, its employees, agents, contractors, suppliers, consultants or other related parties.
4.3 Due Diligence Termination Right. Purchaser shall have through the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and any other information posted by Seller on the data site located at [***] (the “Data Site”) in connection with the transactions contemplated by this Agreement (the “Property Documents”) and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, and (b) obtain all necessary internal approvals. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) on or before the last day of the Inspection Period. If Purchaser does not give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.3, Purchaser shall be deemed to have knowledge of all information contained in the Property Documents as of the expiration of the Inspection Period and in any Reports (as defined below), and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.
4.4 Return of Documents and Reports. If this Agreement is terminated for any reason other than a default by Seller, and only if Seller provides a written request within 60 days following such termination and reimburses Purchaser for the actual, third party, out-of-pocket costs and expenses thereof, Purchaser shall promptly deliver to Seller copies of any and all Reports, except Environmental Reports (unless specifically and expressly requested), prepared for Purchaser. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser shall have no obligation to cause any Reports to be completed. “Reports” mean third-party reports, tests, test results, investigations and studies regarding the physical condition or state of the Property. “Environmental Reports” means any third party reports, tests, test results, investigations, and studies that pertain to contamination or other environmental condition of the Property. Additionally, if Purchaser terminates this Agreement, within three Business Days following receipt of a written request for the same by Seller if such request is made within six months after such termination, Purchaser shall return all Property Documents and copies thereof to Seller. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.
4.5Service Contracts. On or prior to the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts it will assume at Closing and for which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee. For the avoidance of doubt, if a Service Contract provides that it will terminate automatically upon the sale of the Property, Purchaser shall not be permitted to assume such Service Contract. If Purchaser fails to timely notify Seller with respect to a specific Service Contract, Purchaser will be deemed to have elected to assume such Service Contract and to have waived its right to require Seller to give a termination notice with respect to such Service Contract at Closing. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations first accruing from and after the Closing Date under those Service Contracts (a) that Purchaser has agreed to assume or deemed to have elected to assume, or that Purchaser is obligated to assume pursuant to this Section 4.5, and (b) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing. Notwithstanding anything to the contrary contained in this Agreement, at the Closing, (1) Seller shall assign to Purchaser, and Purchaser shall assume from Seller, the tenant brokerage commission agreements listed in Exhibit M, (2) Purchaser shall not assume, and Seller shall terminate as of Closing at no cost to Purchaser, the existing property management and leasing agreement, and (3) Purchaser shall not assume, and Seller shall terminate as of the Closing only with respect to the Property, the security service contract designated as Participation Agreement No. 8 dated September 1, 2015, between CBRE, Inc., a Delaware corporation, as manager, and Seller, as amended by First Amendment to Participation Agreement No. 8 dated September 14, 2015.
4.6Proprietary Information; Confidentiality Purchaser acknowledges that the Property Documents are proprietary and confidential and have been and will be delivered or made available to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Prior to Closing, Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.6. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third-party benefits or relationships of any kind, either express or implied, have been offered, intended or created. Purchaser’s obligations under this Section 4.6 shall survive the termination of this Agreement.
4.7No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement, neither Seller, nor any other party acting, or claiming to act, on behalf of Seller, has made or does make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Except for any express representations and warranties made by Seller in this Agreement, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Except for any express representations and warranties made by Seller in this Agreement, Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser.
4.8Purchaser’s Responsibilities In conducting any Purchaser Investigations and/or review of the Property Documents, Purchaser and its agents and representatives shall: (a)  not unreasonably disturb any tenants or unreasonably interfere with their use of the Property pursuant to their respective Leases or unreasonably disturb or unreasonably interfere with the rights of any third parties; (b) not unreasonably interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or other third parties or their respective agents, guests, invitees, contractors or employees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done by or on behalf of Purchaser with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (h) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests to the condition the Property was in immediately prior to such inspection or test; and (i) not reveal or disclose prior to Closing any information obtained concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.6 above, or except as may be otherwise required by law (in which case Purchaser shall provide prior written notice to Seller before revealing or disclosing any such information and shall otherwise use reasonable efforts, but at no material cost or expense to Purchaser, to ensure the confidential treatment of such information by any party to whom Purchaser is required by law to reveal or disclose such information). Purchaser’s obligations under this Section 4.8 shall survive the termination of this Agreement.
4.9Purchaser’s Agreement to Indemnify Purchaser hereby agrees to indemnify, defend and hold Seller, its partners, shareholders, members, managers, owners and affiliates and their respective officers, managers, directors, employees, agents and representatives (collectively, the “Seller Parties”) harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) to the extent caused by the Purchaser Investigations or any violation of the provisions of Sections 4.2, 4.6 and 4.8; provided, however, such indemnity shall not extend to protect the Seller Parties from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of the Seller Parties. Purchaser also hereby agrees to indemnify, defend and hold any tenant harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such tenant may suffer or incur due to Purchaser’s breach of its obligation under Section 4.6 above to maintain the confidential nature of any Property Documents or other information relative to such tenant. Purchaser’s obligations under this Section 4.9 shall survive the termination of this Agreement and shall survive the Closing.
4.10Asbestos. Purchaser acknowledges and agrees that the Property Documents include records indicating that asbestos-containing materials (“ACM”) are present within the Improvements and that because of the age of the Improvements, other ACM that is not described in the Property Documents may be present in the Improvements. Purchaser acknowledges and agrees that Seller has not made and does not make any representation or warranty regarding the accuracy or completeness of any information concerning ACM in the Property Documents, nor the presence, absence, or nature of ACM in any portion of the Improvements or on the Property.
ARTICLE 5
TITLE AND SURVEY

5.1Title Commitment. On or before the Effective Date, Seller has delivered, caused to be delivered or made available to Purchaser in Broker’s electronic data room: (a)  a current commitment for title insurance or preliminary title report (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price and on a Texas T-7 Form commitment, with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.
5.2Survey. On or before the Effective Date, Seller has delivered, caused to be delivered, or made available to Purchaser in Broker’s electronic data room a copy of the most-current survey of the Real Property in Seller’s possession (the “Survey”). Purchaser may revise, modify or recertify the Survey as necessary in order for the Title Company to delete the survey exception from the Title Policy or otherwise satisfy Purchaser’s objectives.
5.3Title Review. During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey, and shall notify Seller in writing of any objections to title on or before the expiration of the Title and Survey Review Period. Seller shall have no obligation to cure title objections except for Required Removal Items (as defined below), which Required Removal Items Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such Required Removal Items. The term “Permitted Exceptions” shall mean: the specific exceptions (including exceptions that are a part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Title and Survey Review Period and that are not Required Removal Items; matters created by, through or under Purchaser; items shown on the Survey which have not been removed as of the end of the Inspection Period; real estate taxes not yet due and payable; rights of tenants (as tenants only) under the Leases; local, state and federal laws, ordinances or governmental regulations, including, but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; and rights of tenants or licensees (as tenants or licensees only) under License Agreements. Purchaser’s failure to provide title objections shall be deemed acceptance of the state of title reflected in the Title Commitment and Survey, and Seller’s failure to respond to any notice delivered by Purchaser within three (3) Business Days after receipt thereof shall be deemed Seller’s election not to address any of the objections. The term “Required Removal Items” shall mean (a) any financing liens created by Seller,  (b) any mechanics or materialmen’s liens for work done by Seller (but specifically excluding any mechanics or materialmen’s liens for work done by or on behalf of any tenant or occupant of the Property whose Lease requires that such work be performed on a lien free basis), (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent, (d)  any judgment of record against Seller in the county or other applicable jurisdiction in which the Property is located, (e) any matters caused by Seller or any Seller affiliate after the Effective Date without Purchaser’s consent, and (f) any matter that Seller has agreed in writing to remove.
5.4Subsequent Title Review. If any revision or update to the Title Commitment or Survey after the Title and Survey Review Period discloses exceptions to title that, (w) are not acceptable to Purchaser, (x) are not Permitted Exceptions and (y) have a material adverse effect on the operation, value, access or ownership of the Property (collectively, “Title Objections”), then Purchaser shall notify Seller in writing (the “Subsequent Title Notice”) of the Title Objections within [***] after receipt of such updated Title Commitment or Survey, TIME BEING OF THE ESSENCE with respect to such date and time (in each case, the “Subsequent Title Exam Deadline”). Any such Title Objections disclosed in any update to the Title Commitment or the Survey to which Purchaser does not object to by the Subsequent Title Exam Deadline or are otherwise Permitted Exceptions shall be deemed Permitted Exceptions. If Purchaser notifies Seller in writing that Purchaser objects to any Title Objections prior to the Subsequent Title Exam Deadline, Seller shall have the right, but not the obligation, to attempt to remove, satisfy or otherwise cure any such exceptions on or prior to Closing. Within [***] after receipt of Purchaser’s Subsequent Title Notice, subject to Seller’s obligation to cure Required Removal Items, Seller shall give written notice to Purchaser stating that, either (a) Seller will remove such Title Objections from title on or before the Closing; provided that Seller may extend the Closing Date for such period as shall be required to effect such cure (to a maximum of thirty (30) days); or (b) Seller elects not to cause such Title Objections to be removed or cured. If Seller fails to give written notice of its election within such [***] period, then Seller shall be deemed to have elected not to attempt to cure the Title Objection set forth in the Subsequent Title Notice. If Seller elects or is deemed to have made the election under clause (b) above, Purchaser shall have the right, within [***] after Seller’s election or deemed election under clause (b) above (and in any event prior to the Closing Date), to notify Seller that Purchaser will either (1)  proceed with the purchase of the Property, in which case title to the Property shall be subject to such Title Objection (i.e., such Title Objection set forth in the Subsequent Title Notice will be deemed to constitute a Permitted Exception), or (2) terminate this Agreement. If this Agreement is terminated pursuant to clause (2) above, then no party shall have any further rights or obligations hereunder (except for those obligations of a party that expressly survive the termination of this Agreement), the Earnest Money shall be returned to Purchaser, the Independent Consideration shall be retained by Seller, and each party shall bear its own costs incurred hereunder. If Purchaser shall fail to timely notify Seller of its election, Purchaser shall be deemed to have elected to proceed with the purchase of the Property and title to the Property shall be subject to such Title Objection (i.e., such Title Objection set forth in the Subsequent Title Notice shall be deemed to constitute a Permitted Exception).
5.5Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s fee simple title to the Real Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”) (it being expressly agreed by Purchaser that it shall not be a condition to Purchaser’s obligations to close that any endorsements be issued to the Title Policy), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

ARTICLE 6
OPERATIONS AND RISK OF LOSS; TENANT ESTOPPELS

6.1 Ongoing Operations.
6.1.1 New Contracts. Except as provided in Section 6.1.3 and except Service Contracts entered into in the ordinary course of business that (a) are not materially and adversely different from the Service Contracts as of the Effective Date, and (b) are terminable without cause and without the payment of any termination penalty on not more than 30 days’ prior notice, from and after the expiration of the Inspection Period through Closing or the earlier termination of this Agreement, Seller will not enter into any new Service Contract or otherwise amend any existing Service Contract that will be an obligation affecting the Property subsequent to the Closing without first providing Purchaser (1) all relevant supporting documentation as reasonably determined by Seller to the extent in Seller’s possession, and (2) subject to the exception above, obtaining Purchaser’s approval which Purchaser may withhold in its sole and absolute discretion. If Purchaser’s consent is requested by Seller as to any amendment of a Service Contract, or as to a new Service Contract, Purchaser agrees to give Seller written notice of approval or disapproval within three Business Days after Purchaser’s receipt of Seller’s request for consent. If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to have approved such amendment or new Service Contract.
6.1.2 Maintenance/Operation. From the Effective Date through Closing or the earlier termination of this Agreement (a) subject to Sections 6.2 and 6.3, Seller shall maintain and operate the Property in all material respects in the same manner as prior to the Effective Date pursuant to its normal course of business (such maintenance obligations not including capital expenditures or expenditures not incurred in such normal course of business), (b) subject to Section 6.1.3, Seller shall not sell, encumber or grant any interest in the Property or any part thereof in any form or manner whatsoever, (c) Seller will maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage which it now carries with respect to the Property, and (d) Seller shall notify Purchaser promptly if Seller becomes aware of any transaction or occurrence prior to the Closing Date which would make any of the representations or warranties of Seller contained in Section 9.1 untrue in any material respect.
6.1.3 Leasing; License Agreements. From the Effective Date through Closing or the earlier termination of this Agreement, Seller will not amend or terminate any existing Lease or License Agreement or enter into any new Lease or new License Agreement without first providing Purchaser (a) all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, all Leasing Costs to be incurred and tenant financial information to the extent in Seller’s possession, and (b) as to any such amendment or termination of a Lease or License Agreement or new Lease or new License Agreement which is to be executed after the expiration of the Inspection Period, Seller’s request for Purchaser’s approval. If Purchaser’s consent is requested by Seller as to any amendment or termination of a Lease or License Agreement, or as to a new Lease or new License Agreement, Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or License Agreement or new Lease or new License Agreement within three Business Days after Purchaser’s receipt of the items in Sections 6.1.3(a) and 6.1.3(b). If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to have approved such amendment, termination or new Lease or new License Agreement. Purchaser’s approval rights and obligations will vary depending on whether the request for approval from Seller is delivered to Purchaser before or after three Business Days before expiration of the Inspection Period, as follows:
(1)With respect to a request for approval delivered by Seller to Purchaser not later than three Business Days before the expiration of the Inspection Period, Purchaser’s consent shall not be required. Moreover, whether or not Purchaser consents to an amendment or termination of a Lease or License Agreement or the entering into of a new Lease or License Agreement, Seller may amend or terminate a Lease or License Agreement or enter into a new Lease or License Agreement at any time prior to the third Business Day before the expiration of the Inspection Period; however, if Purchaser does not consent to same or is not deemed to have approved same, and if Seller elects to amend or terminate a Lease or License Agreement or enter into a new Lease or License Agreement notwithstanding Purchaser's failure to approve same, then Purchaser may, at the time Seller notifies Purchaser of the execution of said amendment, termination or new Lease or License Agreement, elect to terminate this Agreement and receive a return of the Earnest Money; provided that if Purchaser does not elect to terminate within five days after said notification from Seller, then Purchaser shall have waived its right to terminate pursuant to this Section 6.1.3.
(2)With respect to a request for approval delivered by Seller to Purchaser after the third Business Day before the expiration of the Inspection Period, Purchaser may withhold its consent in its sole discretion, and Seller may not amend or terminate a Lease or License Agreement or enter into a new Lease or new License Agreement without Purchaser’s written consent; however, Purchaser shall not have any approval rights if Seller is contractually obligated as of the Effective Date to take such action under the terms of any such Lease or License Agreement (in which case Purchaser’s consent shall not be required but Seller shall notify Purchaser thereof in writing).
6.2 Damage. If prior to Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.
6.2.1 Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of 30 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give Purchaser the full 30-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not so terminate this Agreement within said 30-day period, then Purchaser shall be deemed to have waived its right to terminate under this Section 6.2.1 and the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of  the cost of repair or  the sum of the Purchase Price and that portion of Seller’s rental or business loss proceeds relating to the time period after Closing, if any). For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which either (1) in Seller’s reasonable estimation, exceeds [***] to repair, (2) results in any tenant(s) under Lease(s) in the aggregate demising [***] rentable square feet or more having the right to terminate their respective Leases and who have not waived such right, (3) results in the interruption of services to the Property from the central plant providing fire protection, chilled and heated water services to the Property (the “Central Plant”) anticipated by the owner of the Central Plant to extend 60 or more days following the Closing Date or in the event of interruption in services to the Property from the Central Plant for less than 60 days following the Closing Date, Purchaser not receiving from Seller (through the assignment of Seller’s rent loss insurance proceeds or otherwise) sufficient compensation to cover all rent loss applicable to any period on and after the Closing Date.
6.2.2 Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to 30 days to complete such repairs), or credit Purchaser at Closing for the cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).
6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property, the Central Plant, any material portion of either, Purchaser may, at its option, by written notice to Seller given within ten days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right (as between Seller and Purchaser) after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above. If proceedings in eminent domain are instituted with respect to a portion of the Property or Central Plant that is not material, then the parties shall proceed under this Agreement in the same manner as described in clause (b) above. As used in this Section 6.3 a proceeding shall involve a “material” portion of the Property or Central Plant if either (1) it involves the permanent elimination of rentable space, points of access to the Real Property or parking spaces to a material degree such that the Property is no longer in compliance with legal requirements as a result of such taking, (2) as a result thereof, any tenant(s) under Lease(s) in the aggregate demising [***] rentable square feet or more have the right to terminate their respective Lease(s) and have not waived such right, (3) the portion of the Property subject to proceedings in eminent domain has a value which, in Seller’s reasonable estimation, exceeds [***], (4) it results in the interruption of services to the Property from the Central Plant anticipated by the owner of the Central Plant to extend 60 or more days following the Closing Date or (5) in the event of interruption in services to the Property from the Central Plant for less than 60 days following the Closing Date, Purchaser not receiving from Seller (through the assignment of Seller’s rent loss insurance proceeds or otherwise) sufficient compensation to cover all rent loss applicable to any period on and after the Closing Date.
6.4 Uniform Vendor and Purchaser Risk Act Not Applicable. It is the express intent of the parties hereto that the provisions of Sections 6.2 and 6.3 above govern the rights of the parties in the event of damage to or condemnation of the Property, and that the Uniform Vendor and Purchaser Risk Act (Section 5.007 of the Texas Property Code) shall not apply to this Agreement.
6.5 Tenant Estoppel Certificates. It is a condition precedent to Purchaser’s obligation to proceed to close hereunder that, not later than three Business Days before the Closing Date, Seller shall have received and provided to Purchaser tenant estoppels certificates executed by tenants satisfying the Required Estoppel Percentage, dated not more than 30 days prior to the originally scheduled Closing Date, in all material respects in the form of Exhibit G (or, if a tenant’s Lease specifies or contemplates another form of tenant estoppel certificate, then such other specified or contemplated form) and which do not in the aggregate disclose any matter that would have a material adverse impact on the Property from and after Closing which Purchaser had no knowledge prior to the expiration of the Inspection Period and, if the matter can be cured with the payment of money, for which Seller is unwilling or unable to give Purchaser a credit in cash at Closing in an amount reasonably acceptable to Purchaser (each, a “Tenant Estoppel”). Seller shall include in the estoppel certificate distributed to tenants the last sentence in Section 5 of Exhibit G and Section 13 of Exhibit G, but the deletion of either such provision shall not be a basis for Purchaser’s rejection of such estoppel certificate. As used herein, “Required Estoppel Percentage” means a Tenant Estoppel from tenants (including the Major Tenants) occupying not less than [***] of the square feet in the Improvements leased to and occupied by tenants. As used herein, “Major Tenants” means [***], [***], [***] and any other tenants leasing at least [***] rentable square feet in the Improvements. Seller agrees to use commercially reasonable efforts to obtain a Tenant Estoppel from each tenant to which space in the Improvements is leased, but Seller shall not be obligated to expend any funds in connection with obtaining any such Tenant Estoppels, and the failure of Seller to obtain any such Tenant Estoppels shall not be a breach or default hereunder. Seller shall provide copies of all proposed tenant estoppel certificates to Purchaser, for Purchaser's review and reasonable approval pursuant to this Section 6.5, prior to delivery of any such proposed tenant estoppel certificate to any tenants at the Property, and Purchaser shall provide its consent or any objections to the proposed tenant estoppel certificate within [***] after Purchaser’s receipt thereof, failing which such completed tenant estoppel certificates shall be deemed in an approved form. Seller shall deliver to Purchaser any and all tenant estoppel certificates received from tenants (including, without limitation, tenant marked drafts), whether or not such tenant estoppel certificates meet the requirements of this Section 6.5 and whether or not Seller intends to seek a revised or updated tenant estoppel certificate for such tenant. Upon delivery of any Tenant Estoppel, Seller shall be released from liability under Seller’s representations and warranties (including, without limitation, any updates of the same) related to the Lease addressed in such Tenant Estoppel to the extent that the information contained in such Tenant Estoppel confirms the accuracy of such representations and warranties. Notwithstanding anything herein to the contrary, if Seller is unable to provide Purchaser with Tenant Estoppels for the Required Estoppel Percentage of Tenant Estoppels in compliance with the provisions of this Section 6.5, either Purchaser or Seller shall be entitled (but shall not be obligated) to adjourn the Closing for a period not to exceed [***]. If either Purchaser or Seller does not elect to adjourn the Closing, or if either does so elect but Seller is nevertheless unable to provide Purchaser with Tenant Estoppels for the Required Estoppel Percentage of Tenant Estoppels in compliance with the provisions of this Section 6.5, then Purchaser’s sole remedies and recourses shall be limited to either (A) waiving the requirement for the tenant estoppel certificate(s) in question and proceeding to Closing without reduction of the Purchase Price or (B) terminating this Agreement by immediate notification to Seller and Escrow Agent, in which event the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. Purchaser may not object to any Tenant Estoppels unless the tenants disclose facts or circumstances that would have, in the aggregate, any material adverse impact on the Property from and after Closing which Purchaser had no knowledge prior to the expiration of the Inspection Period and, if the matter can be cured with the payment of money, for which Seller is unwilling or unable to give Purchaser a credit in cash at Closing in an amount reasonably acceptable to Purchaser. If Purchaser does not object to an executed Tenant Estoppel within [***] after its receipt thereof, then Purchaser will be deemed to have approved such Tenant Estoppel.
6.6 SNDAs. If requested by Purchaser after the expiration of the Inspection Period and Purchaser’s written approval of the applicable tenant’s signed Tenant Estoppel, Seller shall deliver to each of the tenants under the Leases Purchaser’s (or its lender’s) form of subordination, non-disturbance and attornment agreement (collectively, the “SNDAs”), which shall be fully completed with all blanks filled in by Purchaser or its lender, be factually accurate and not contain any manifest errors, and shall request that such tenants provide the executed SNDAs to Purchaser prior to Closing. Notwithstanding anything to the contrary contained herein, (a) it shall not be a condition to Purchaser’s obligation to close hereunder that any or every such tenant execute an SNDA or that Seller deliver any SNDAs to Purchaser, (b) in no event shall the failure of any tenant to execute an SNDA or the failure of any SNDA to be delivered to Purchaser be deemed a default by Seller hereunder, and (c) nothing contained in this Section 6.5 shall make Purchaser’s obligations under this Agreement contingent in any way upon Purchaser obtaining financing from any lender requesting the SNDAs.
6.7 Recorded Document Estoppels. Seller shall use commercially reasonable efforts to obtain an estoppel certificate from (a) [***] (the “Records”), (b) [***] and (c) [***] (collectively, the “Recorded Document Estoppels”) it being agreed, however, that Seller or its property manager shall not be required to incur any expense or liability for the applicable counterparty’s failure to deliver any such Recorded Document Estoppel. It is a condition precedent to Purchaser’s obligation to proceed to close hereunder that, not later than three Business Days before the Closing Date, Seller shall have received and provided to Purchaser Recorded Document Estoppels executed by the counterparty thereto, dated not more than 30 days prior to the originally scheduled Closing Date, in all material respects in the required form and which do not disclose any matter that has a material adverse impact on the Property from and after Closing which Purchaser had no knowledge prior to the expiration of the Inspection Period and, if the matter can be cured with the payment of money, for which Seller is unwilling or unable to give Purchaser a credit in cash at Closing in an amount reasonably acceptable to Purchaser. Notwithstanding anything herein to the contrary, if Seller is unable to provide Purchaser with any Recorded Document Estoppel in compliance with the provisions of this Section 6.7, either Purchaser or Seller shall be entitled (but shall not be obligated) to adjourn the Closing for a period not to exceed 30 days. If either Purchaser or Seller does not elect to adjourn the Closing, or if either does so elect but Seller is nevertheless unable to provide Purchaser with any Recorded Document Estoppel in compliance with the provisions of this Section 6.7, then Purchaser’s sole remedies and recourses shall be limited to either (1) waiving the requirement for the Recorded Document Estoppel(s) in question and proceeding to Closing without reduction of the Purchase Price or (2) terminating this Agreement by immediate notification to Seller and Escrow Agent, in which event the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement.
ARTICLE 7
CLOSING

7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser) and which may be in person or by mail. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Seller and Purchaser agree to use reasonable efforts to complete all requirements for the Closing (e.g., delivery of all documents to the Title Company, but not funds) on the Business Day immediately preceding the then-scheduled Closing Date. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.
7.2 Conditions to Parties’ Obligation to Close.
7.2.1 Seller’s Conditions. In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder are conditioned upon the following:
(a) Representations and Warranties. Purchaser’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date (as if made on the Closing Date), except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects only as of the specified date or as limited by the specified date;
(b) Deliveries. As of the Closing Date, Purchaser shall have tendered all deliveries to be made at Closing; and
(c) Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against Purchaser that would materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement.
7.2.2 Purchaser’s Conditions. In addition to all other conditions set forth herein, including, without limitation, the conditions set forth in Sections 5.5 (entitled “Delivery of Title Policy at Closing”), 6.5 (entitled “Tenant Estoppel Certificates”) and 6.7 (entitled “Recorded Document Estoppels”), the obligation of Purchaser to consummate the transactions contemplated hereunder are conditioned upon the following:
(a) Representations and Warranties. Seller’s representations and warranties contained herein shall be true and correct as of the Effective Date and as of the Closing Date (as if made on the Closing Date) such that in the aggregate no Material Adverse Effect (defined below) has occurred, except for (1) representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects only as of the specified date or as limited by the specified date, and (2) a qualification to a representation that derives from an act taken by Seller, or an omission made by Seller, in either case that is permitted to be taken or made by Seller under this Agreement. As used in this Section 7.2.2(a), a “Material Adverse Effect” shall mean one or more material liquidated monetary claims, material offset rights or aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s representations and warranties in excess of [***], which Purchaser had no knowledge prior to the expiration of the Inspection Period and for which Seller is unwilling or unable to give Purchaser a credit in cash at Closing in an amount reasonably acceptable to Purchaser.
(b) Deliveries. As of the Closing Date, Seller shall have tendered all deliveries to be made at Closing and is not otherwise in default hereunder (subject to the cure periods set forth in Article 10); and
(c) Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against Seller that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement.
7.2.3 Non-Satisfaction of Conditions. If any condition to such party’s obligation to proceed with the Closing hereunder (a “Closing Condition”) has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, as its sole remedies and recourses (except as provided in the last sentence of this Section 7.2.3 if the other party is in default), either (a) terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein) and the Earnest Money shall be disbursed to the Purchaser (except as provided in Article 10), or (b) elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such Closing Condition, in which event such party shall be deemed to have waived such Closing Condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such Closing Condition, such party shall be deemed to have waived such Closing Condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing. Notwithstanding any provision of this Section to the contrary, if the Closing Condition set forth in either Section 7.2.1(b) or 7.2.2(b) is not satisfied, or if a party is otherwise in default hereunder at or prior to Closing, the provisions of Article 10 of this Agreement (including the applicable notice and cure periods set forth therein) shall govern the rights and remedies of the parties hereunder with respect to such default.
7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:
7.3.1 Deed. A Special Warranty Deed in the form of Exhibit B hereto (the “Deed”). Any discrepancy between the description of the Property in the deed from Seller’s immediate grantor and in the Survey of the Property shall be quitclaimed by Seller;
7.3.2 Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit C hereto (the “Assignment”), executed by Seller, vesting in Purchaser, without warranty, Seller’s right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions (as defined in the Deed) to the extent applicable;
7.3.3 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto executed by Seller;
7.3.4 Notice to Tenants. A notice to tenants in the form of Exhibit F attached hereto, in number sufficient for Purchaser to comply with Section 7.9 hereof;
7.3.5 Notice to Contractors. A notice of assignment to all contractors under the Service Contracts assigned by Seller to Purchaser at Closing in the form of Exhibit L;
7.3.6  Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;
7.3.7 Seller’s Affidavit. An owner’s affidavit from Seller in a form reasonably requested by the Title Company to issue the Title Policy and reasonably acceptable to Seller;
7.3.8 Seller’s Closing Date Certificate. A certificate in the form of Exhibit S hereto (a “Seller’s Certificate”) dated as of the Closing Date;
7.3.9 Property Management and Leasing Agreements. Evidence of termination of Seller’s existing property management and leasing agreements for the Property;
7.3.10 Letters of Credit. The originals of each Letter of Credit (defined below) posted as security deposits under the Leases and an original of the transfer form executed by Seller for each Letter of Credit required in order to transfer the same to Purchaser; provided, however, if Seller does not deliver an original Letter of Credit into escrow on or before the Closing Date, the Closing Date shall not be delayed, the parties shall proceed to Closing and the parties shall enter into an escrow agreement in form and substance mutually acceptable whereby Seller shall escrow funds with the Escrow Agent in the amount of the undelivered Letter of Credit and the escrowed funds applicable to each undelivered Letter of Credit shall be released to Seller once the applicable original Letter of Credit is delivered to Purchaser or the Escrow Agent; and
7.3.11 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).
7.4 Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:
7.4.1 Bill of Sale, Assignment and Assumption. The Assignment, executed by Purchaser;
7.4.2 ERISA Letter. A letter to Seller in the form of Exhibit E hereto duly executed by Purchaser, confirming that (a) Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and (b) Purchaser is either not, and is not using the assets of, a “governmental plan” as defined in Section 3(32) of ERISA or, if Purchaser is, or is using the assets of, a governmental plan, the transactions contemplated by this Agreement are not in violation of any laws applicable to Purchaser, regulating investments of, or fiduciary obligations with respect to, governmental plans; and, in the event Purchaser is unable or unwilling to make such representations, Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Earnest Money;
7.4.3 Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy;
7.4.4 Notice to Tenants. A notice to tenants in the form of Exhibit F attached hereto, in number sufficient for Purchaser to comply with Section 7.9 hereof; and
7.4.5 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).
7.5 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.
7.6 Purchase Price. At or before Noon local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date as a result of Purchaser’s failure to comply with this Section 7.6, then the closing statements and related prorations will be revised as necessary.
7.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing.
7.8 Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Purchaser’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession: originals of the Leases, License Agreements and Service Contracts and Lease files; maintenance records, operating manuals and warranties; plans and specifications; licenses, permits and certificates of occupancy; and keys.
7.9 Notice to Tenants. Purchaser shall deliver to each tenant immediately after the Closing a notice regarding the sale in substantially the form of Exhibit F hereto, or such other form as may be required by applicable state law. This obligation on the part of Purchaser shall survive the Closing.

7.10 Website Transfer. Seller shall use commercially reasonable efforts to deliver in escrow to Escrow Agent at Closing the documents necessary to transfer ownership of the websites at www.galleriaofficedallas.com and www.galleriaofficetowersdallas.com to Purchaser. If, however, Seller does not deliver such transfer documents into escrow on or before the Closing Date, the Closing Date shall not be delayed, the parties shall proceed to Closing and Seller shall deliver such documents to Purchaser no later than five Business Days after the Closing Date. This obligation on the part of Seller shall survive the Closing.
ARTICLE 8
PRORATIONS, DEPOSITS, COMMISSIONS

8.1 Prorations. At Closing, all items of income and expense of the Property shall be prorated as of the Closing Date with such items of income and expense being borne by (a) Seller prior to the Closing Date and (b) Purchaser from and after (and including) the Closing Date, including, without limitation, the following: Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; fees and assessments; expenses and obligations under Service Contracts; operating expenses; real and personal ad valorem taxes, any other taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others levied against the Property (collectively, “Taxes”); and any assessments by private covenant of record for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:
8.1.1 Taxes. If Taxes for the year of Closing are not known at Closing, Taxes shall be prorated at Closing based on Taxes for the year prior to Closing and adjusted post-Closing in accordance with Section 8.6. Seller reserves the right to pursue any challenge to Taxes attributable to any time period prior to Closing and, after payment of any amount thereof that may be due to the tenants under the Leases, shall be entitled to any refund or reduction of Taxes attributable to any time period prior to Closing.
8.1.2 Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities, if any, to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date. The provisions of the immediately preceding sentence shall survive the Closing.
8.1.3 Tenant Receivables. Rents due from tenants under Leases and from tenants or licensees under License Agreements and operating expenses, taxes or other amounts payable by tenants under Leases (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:
(a)Tenant Receivables and other income received from tenants under Leases and/or tenants or licensees under License Agreements after Closing shall be applied in the following order of priority: (1) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Seller); (2) second, to Tenant Receivables applicable to the period of time after Closing, which amount shall be retained by Purchaser; (3) third, to payment of Tenant Receivables applicable to the period of time before Closing, (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Seller; and (4) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Seller shall not take any action after Closing to pursue any tenant or guarantor for any Unbilled Tenant Receivable or Uncollected Delinquent Tenant Receivable. Purchaser will make a good faith commercially reasonable effort after Closing for a period of [***] days to collect all Uncollected Delinquent Tenant Receivables in the usual course of the operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect such Uncollected Delinquent Tenant Receivables. Any sums received by Purchaser to which Seller is entitled shall be held in trust for

Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten Business Days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Any sums received by Seller to which Purchaser is entitled shall be held in trust for Purchaser, and Seller shall remit to Purchaser any such sums received by Seller to which Purchaser is entitled within ten Business Days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (A) bill the same when billable and (B) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due.
(b)No later than three days prior to Closing, Seller or Seller’s agents shall perform a preliminary reconciliation for operating expenses and taxes due under the Leases or License Agreements for calendar year 2019. To the extent such preliminary reconciliation determines that any tenants and/or licensees have made an overpayment of operating expenses and/or taxes due under the Leases or License Agreements, the amount of such overpayments shall be credited to Purchaser at Closing, and Purchaser shall be obligated to remit such amounts to the tenants and/or licensees to whom it is owed. If such preliminary reconciliation determines that tenants and/or licensees have made an underpayment of operating expenses and/or taxes due under the Leases or License Agreements, such underpayment shall be billed as provided below with the final reconciliation. Such preliminary reconciliation shall be finalized as provided in the next sentence and operating expenses and taxes shall be prorated on a final basis as provided in Section 8.6. Seller or Seller’s agents shall prepare and deliver to the tenants of the Property prior to the deadlines set forth in the respective Leases the reconciliation statements for operating expenses and/or taxes due under the Leases or License Agreements for calendar year 2019. If the final reconciliation or determination of operating expenses and/or taxes due under the Leases or License Agreements shows that such tenants and/or licensees have made an underpayment of operating expenses and/or taxes due under the Leases or License Agreements for the period of time prior to the Closing Date, Purchaser shall, within ten Business Days of such final determination, bill such tenants and/or licensees for such delinquent amount(s) and, subject to Section 8.1.3(a), upon receipt of payment, remit such amount to Seller. If the final reconciliation or determination of operating expenses and/or taxes due under the Leases or License Agreements shows that such tenants and/or licensees have made an overpayment of operating expenses and/or taxes due under the Leases or License Agreements for the period of time prior to the Closing Date, Seller shall, within ten Business Days of such final determination, remit said amount to Purchaser for payment to the tenants.
8.1.4 Texas Margin Tax Not Prorated. Purchaser acknowledges that Seller may have collected from tenants, as part of operating expenses and/or taxes under the Leases, funds for the purpose of paying Seller’s Texas margin tax (the “Margin Tax”) allocable to Seller’s ownership of the Property during the calendar year of Closing. The parties agree that, because the Margin Tax is charged based on the revenue that an entity receives rather than based on a party’s ownership of the Property, the portion of Tenant Receivables allocable to the Margin Tax will not be prorated like other Tenant Receivables. In addition, Seller will be entitled to retain all payments of Tenant Receivables allocable to the Margin Tax that Seller has received prior to the Closing Date; provided, however, (a) if Seller has received any payment of Tenant Receivables allocable to the Margin Tax attributable for any period from and after the Closing Date, Purchaser shall receive a credit at Closing for such amount, and (b)  to the extent that Seller has over collected Margin Tax for its period of ownership of the Property, Seller shall be obligated to refund any such over payment to the tenants. If Purchaser receives any payment of Tenant Receivables allocable to the Margin Tax attributable for any period prior to the Closing Date, such payment shall be handled in the same manner as other delinquent rents received by Purchaser.
8.2 Survey and Report Costs. Seller has procured updated surveys and zoning reports for the Property, and the parties shall allocate the costs associated with same in accordance with Section 1.2 of this Agreement.
8.3 Assigned Construction Contracts. Seller has entered into the construction contracts described on Exhibit I (“Assigned Construction Contracts”) to perform the work described on Exhibit I. If the work under an Assigned Construction Contract is not completed at Closing, the parties shall complete Closing, Exhibit I shall be adjusted to reflect the remaining amount to be paid under each Assigned Construction Contract (as substantiated by reasonable evidence of payment by Seller) and at Closing (a) Seller shall assign to Purchaser all of Seller’s rights and Purchaser shall assume all of Seller’s responsibilities under each such Assigned Construction Contract so assigned, whereupon Seller shall be released of all liability under each such contract so assigned, and (b) Seller shall credit to Purchaser at Closing the remaining amount to be paid under each Assigned Construction Contract.
8.4 Leasing Costs. As of Closing, Purchaser shall assume (a) those abatements (excluding any abatements for any period prior to Closing) and Leasing Costs set forth in the column entitled “Less: Purchaser Obligations” on Exhibit R attached hereto, (b) the obligation to pay those Leasing Costs set forth in the column entitled “Estimated Net Seller Credit Due to Purchaser at Closing” on Exhibit R attached hereto for which Purchaser shall receive a credit from Seller at Closing, (c) Seller’s obligations for all [***] Leasing Costs (defined below), and (d) to the extent that Seller has incurred, or will incur prior to Closing, any Leasing Costs or rent abatements (excluding any abatements for any period prior to Closing) attributable to any new Leases or Licenses (including, without limitation, any [***] Leasing Costs), or amendments, renewals or extensions thereof executed after [***] (the “Leasing Costs Cutoff Date”), Purchaser shall pay Seller at Closing for such Leasing Costs (provided, with respect to any new Leases or Licenses, or amendments, renewals or extensions thereof for which Purchaser has approval rights pursuant to Section 6.1.3, Purchaser’s obligation to pay Seller at Closing for such Leasing Costs shall be limited to those Leasing Costs that Purchaser has approved or deemed approved pursuant to Section 6.1.3) and rent abatements. The parties acknowledge that Exhibit R will be updated prior to the Closing Date to reflect any reductions in the applicable Leasing Costs to be credited to Purchaser at Closing because of payments by Seller on or prior to the Closing Date; provided, however, that (1) Seller shall have no obligation to provide to Purchaser any credit at Closing for rent abatements under Leases, and (2) Seller shall have no obligation to pay, and as of Closing Purchaser shall assume the obligation to pay, all Leasing Costs (provided, with respect to any new Leases or Licenses, or amendments, renewals or extensions thereof for which Purchaser has approval rights pursuant to Section 6.1.3, Purchaser’s obligation to pay Seller at Closing for such Leasing Costs shall be limited to those Leasing Costs that Purchaser has approved or deemed approved pursuant to Section 6.1.3) payable with respect to any option to renew or option to expand that has not been exercised prior to the Leasing Costs Cutoff Date, which obligation shall survive the Closing. As used herein, “Leasing Costs” means, collectively, all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other out-of-pocket costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease or Lease amendment, renewal or extension or to induce a licensee to enter into a License Agreement. As used herein, “[***] Leasing Costs” means all Leasing Costs listed on Exhibit J hereto in connection with (A) [***], and (B) [***] (the documents referenced in clauses (A) and (B) being collectively referred to herein as the “[***] Expansion”).
8.5 Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.
8.6 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustments to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustments shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.
8.7 Tenant Deposits. All tenant and licensee security deposits collected and not properly applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser. If any security deposits are in the form of a letter of credit (each a “Letter of Credit”), Seller shall (a) at Closing, but subject to Section 7.3.10, deliver the original of each Letter of Credit into escrow and execute and deliver to Purchaser such instruments as the issuer of each Letter of Credit shall require in order to transfer the same to Purchaser, and (b) after Closing, Seller shall reasonably cooperate with Purchaser to change the named beneficiary under each Letter of Credit to Purchaser. To the extent that any Letter of Credit to be transferred to Purchaser does not require the applicant thereunder to pay the fees imposed by the issuer of such Letter of Credit in connection with the transfer thereof, Seller shall be liable for such fees. The provisions of this section shall survive the Closing.
8.8 Commissions. With respect to the transaction contemplated by this Agreement, Seller represents that the Broker is its sole broker, and that Seller shall be responsible for the payment of any broker commissions and other fees owing to Seller’s Broker in connection with the consummation of such transaction pursuant to a separate written agreement between

Seller and Broker. Purchaser and Seller acknowledge and agree that in no event shall Seller be liable for the payment of any broker commissions or other fees to any broker, finder, agent or other representative of Purchaser (or any such broker, finder, agent or other representative claiming to have represented Purchaser) in connection with the transaction contemplated by this Agreement (each, a “Purchaser’s Broker”), and that the payment of any such commissions and other fees to any Purchaser’s Broker shall be the sole responsibility of Purchaser. Seller agrees that if Broker makes a claim for brokerage commissions or other fees related to the sale of the Property by Seller to Purchaser, Seller will protect, indemnify, defend and hold Purchaser free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. Conversely, Purchaser agrees that if any Purchaser’s Broker makes a claim for brokerage commissions or other fees related to the sale of the Property by Seller to Purchaser, Purchaser will protect, indemnify, defend and hold Seller, and Seller’s direct and indirect owners free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. Additionally, each party hereto agrees that if any person or entity, other than the Broker or any Purchaser’s Broker, makes a claim for brokerage commissions or other fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith.
8.9 Leasing Agreement Tail Period. Pursuant to the existing leasing agreement between [***], as agent for Seller (“Leasing Agent”) and Seller, Leasing Agent solicits tenants and negotiates leases for certain portions of the Property on behalf of Seller. For any Protected Tenant (defined below) that enters into a Lease, Lease renewal, Lease extension, or Lease expansion with Purchaser within 120 days after the Closing Date, Purchaser hereby agrees to pay Leasing Agent a commission calculated in accordance with the Seller’s existing leasing agreement. The initial list of Protected Tenants as of the Effective Date is attached hereto as Exhibit N. Seller shall deliver to Purchaser not later than three Business Days prior to the expiration of the Inspection Period an update of Exhibit N (the “Final Protected Tenant List”). “Protected Tenant” means any tenant (existing or proposed) with whom Seller, Leasing Agent or any employee or affiliate thereof is, on or before the Closing Date, engaged in bona fide and substantial negotiations with respect to the leasing of space within the Property, and is listed on the Final Protected Tenant List. Leasing Agent is an intended third party beneficiary of this Section 8.9.
8.10 [***] If the Suite [***] Commencement Date or the Commencement Date (each as defined in the [***] Expansion) do no occur on or before [***] solely due to Seller’s failure to timely deliver the premises leased pursuant to the [***] Expansion in the Required Delivery Condition (as defined in the [***] Expansion) on or before [***] (i.e., the date that is 270 days before [***]), Seller shall provide Purchaser a per diem credit equal to the base rent and additional rent attributable to the delayed portion of the [***] Premises or the Premises (each as defined in the [***] Expansion), as applicable, for each day after [***] and ending on the [***] Commencement Date or the Commencement Date, as applicable. To the extent that [***] disputes that the Suite [***] Commencement Date or the Commencement Date has occurred on or before [***], Purchaser shall keep Seller reasonably informed of such dispute and shall not settle or otherwise compromise any such dispute without obtaining Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary, Seller’s obligations under this shall terminate once Purchaser has received written confirmation (which may be via email, in a Tenant Estoppel or in another written instrument) that the [***] Delivery Date and/or the Delivery Date (each as defined in the [***] Expansion), as applicable, occurred on or before [***].
.
8.11 Survival. The provisions of this Article 8 shall survive Closing.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:
9.1.1 Organization and Authority. Seller is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.
9.1.2 Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller or the Property which is in conflict with this Agreement. There is no action or proceeding (including litigation) pending or threatened against Seller or relating to the Property which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.
9.1.3 Tenant Leases. Exhibit H lists all tenants and lease documents of the Property, pursuant to written agreements to which Seller is a direct party as landlord (i.e., excluding subtenants and other occupants claiming by, through or under any tenants under leases or licenses set forth on Exhibit H as the foregoing is not intended [and shall not be construed] as a representation by Seller of the parties which are in actual possession of any portion of the Property since there may be subtenants, licensees or assignees that are in possession of portions of the Property of which Seller may not be aware). The copies of the Leases that Seller delivered to Purchaser as part of the Property Documents are the true, correct and complete copies of the Leases used in Seller’s ordinary course. Except as may be disclosed in the Property Information on or before expiration of the Inspection Period and the Tenant Estoppels, Seller has not received any written notice from tenants asserting that Seller, as landlord, is in default of any of its obligations under the Leases. Except as may be disclosed in the Property Information on or before expiration of the Inspection Period, Seller has not delivered any written notice to any tenant under a Lease asserting that such tenant is in default under its Lease which remains uncured.
9.1.4 Service Contracts. There are no Service Contracts except as set forth in Exhibit Q. The copies of the Service Contracts delivered to Purchaser as a part of the Property Information are true, correct and complete copies of the documents used by Seller in its day-to-day operation of the Real Property. Except as may be disclosed in the Property Information on or before expiration of the Inspection Period, Seller has not received any written notice asserting that Seller is in default of any of its obligations under the Service Contracts. Except as may be disclosed in the Property Information on or before expiration of the Inspection Period, Seller has not delivered any written notice to any other party under a Service Contract asserting that such other party is in default under its Service Contract which remains uncured.
9.1.5 Employees. Seller has never had any employees, and there are no employee benefit plans in effect and there are no unfunded liabilities with respect to employee fringe benefits.
9.1.6 Taxes. Seller has not received any written notice of any actual special tax assessments affecting the Property which are not reflected in the Title Commitment or the current tax bills for the Property or included in the Property Documents.
9.1.7 Prohibited Persons and Transactions. Seller is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
9.1.8 Bankruptcy. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.
9.1.9 Notices from Governmental Authorities. Except as may be reflected by the Property Documents provided (or made available) to Purchaser on or before expiration of the Inspection Period, Seller has not received from any governmental authority written notice of any violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, and, to Seller’s knowledge, no such violations exist. As of the Effective Date, except as may be reflected by the Property Documents provided (or made available) to Purchaser on or before expiration of the Inspection Period, Seller has not received from any governmental authority written notice of any condemnation proceedings affecting the Real Property, and, to Seller’s knowledge, no condemnation proceedings exist. As of the Closing Date, Seller has not received from any governmental authority written notice of any condemnation proceedings affecting the Real Property that Seller has not previously delivered to Purchaser.
9.1.10 Litigation. Seller has not received written notice of any pending or threatened suit, action or proceeding against Seller or relating to the Property or any part thereof. Seller has received no written notice that there is any general plan, land use or zoning action or proceeding, or general or special assessment action or proceeding pending or threatened with respect to the Property or any part thereof that has not already been settled.
9.1.11 Leasing Costs. Except (a) as disclosed in Exhibit R or the Property Documents provided (or made available) to Purchaser on or before expiration of the Inspection Period, (b) the [***] Leasing Costs and any (c) Leasing Costs and rent abatements for Leases or Lease amendments executed by Seller in accordance with Section 6.1.3 after the Effective Date, there are no Leasing Costs or rent abatements owed or which may become payable with respect to the current term of existing Leases and License Agreements.
9.1.12 Commission Agreements. Except as disclosed in Exhibit M attached hereto, there are no tenant broker commission agreements or other agreements providing for payments (or which may become payable with respect to the current term of existing Leases and License Agreements) to tenant brokers of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof (“Commission Agreements”). All leasing commissions and brokerage fees due and payable under the Commission Agreements with respect to the Property as of the Effective Date have been or shall be paid in full. The copies of the Commission Agreements delivered to Purchaser as part of the Property Documents are the true, correct and complete copies of those used by Seller in its ordinary course of business.
9.1.13 Delivery of Documents. All of the documents and information required to be delivered to Purchaser pursuant to Section 4.1 have been or will be so delivered without intentional alteration or omission and in the form maintained and utilized by Seller in the ordinary course of operating the Property; provided, however, that Purchaser hereby acknowledges and agrees that Seller is making no representation or warranty as to the truth, accuracy or completeness of any third-party statements, analysis or information contained in such documents or information.
9.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:
9.2.1 Organization and Authority. Purchaser is validly existing as a limited liability company in good standing in the State of Delaware and is qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement, to deposit and invest the Earnest Money and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.
9.2.2 Conflicts and Pending Action. There is no agreement to which Purchaser is a party or, to Purchaser’s knowledge, binding on Purchaser which is in conflict with this Agreement. Purchaser has not received notice of any action or proceeding, pending or, to Purchaser’s knowledge, threatened, against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.
9.2.3 ERISA. Purchaser is not an employee benefit plan (a “Plan”) subject to ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and assets of a Plan are not being used to acquire the Property. Additionally, Purchaser is either not, and is not using the assets of, a “governmental plan” as defined in Section 3(32) of ERISA or, if Purchaser is, or is using the assets of, a governmental plan, the transactions contemplated by this Agreement are not in violation of any laws applicable to Purchaser, regulating investments of, or fiduciary obligations with respect to, governmental plans.
9.2.4 Prohibited Persons and Transactions. Purchaser is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
9.3 Representations and Warranties Generally.
9.3.1 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 shall survive the Closing for a period of [***] (the “Survival Period”).
9.3.2 Knowledge; Agents. Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of either of [***] or [***] (“Seller’s Representatives”), without any duty of inquiry or investigation; provided that in no event shall Seller’s Representatives, or any of them, or any other officer or employee of Seller, have any individual liability under or relating to this Agreement. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. All references to Purchaser’s knowledge under this Agreement (including, without limitation, in this Section 9.3) shall mean only (a) the actual present and conscious awareness or knowledge of [***], [***] and [***] (provided that in no event shall they or any other officer or employee of Purchaser, have any individual liability under or relating to this Agreement) and (b) knowledge of information contained in (1) any Tenant Estoppel or Seller’s Certificate received by Purchaser, (2) all title exceptions and matters set forth in the Title Commitment and on the Survey (including any revisions or updates thereto), (3) all information disclosed in the Property Documents, and (4) the Reports.
9.3.3 Action for Breach of Representation or Warranty. Each party shall have the right to bring an action against the other after Closing on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at the Closing, but only on the following conditions: (a) the breach in question results from, or is based on, a condition, state of facts or other matter that was not known prior to Closing by the party bringing the action, (b) the party alleging the breach gives written notice of such breach to the other party before the end of the Survival Period and files the action with respect to such breach on or before the first day following the second anniversary of the Closing Date, and (c) neither party shall have the right to bring a cause of action for a breach of a representation or warranty or covenant (other than Seller’s representations and warranties under Section 9.1.11 and Seller’s covenants under Sections 8.1, 8.6, 8.7, 8.8, 8.10 and 10.3) unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds [***]. The parties stipulate that the periods of time referenced above to give written notice of the alleged breach and to file the action with respect to such breach is reasonable and hereby waive any claims to the contrary. If a party fails to timely notify the other party or file such action within the required time periods as described above, such action shall be barred.
9.3.4 Knowledge of Breach. Neither party shall have any liability after Closing for the breach of a representation or warranty or covenant hereunder of which the other party hereto had knowledge as of Closing and such party nevertheless consummates the transaction contemplated by this Agreement (in which event any such breach shall be deemed waived by such party). Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement, Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants hereunder if, prior to Closing, Purchaser has knowledge of any breach of a representation, warranty or covenant of Seller hereunder, or Purchaser obtains knowledge that contradicts any of Seller’s representations, warranties or covenants hereunder (and the representations and warranties of Seller shall be deemed to be modified thereby to be accurate), and Purchaser nevertheless consummates the transaction contemplated by this Agreement (in which event any such breach or contradiction shall be deemed waived by Purchaser). Furthermore, immediately after the Closing, Seller’s representations and warranties shall be deemed to be modified to reflect any facts or circumstances disclosed in the tenant estoppels received by Purchaser prior to Closing.
9.3.5 Liability of Seller. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, Purchaser agrees that any liability of Seller to Purchaser under this Agreement (excluding under the provisions of Sections 8.1, 8.6, 8.7, 8.8, 8.10, 9.1.11 and 10.3 for which there shall be no cap on liability) will be limited to [***] of the Purchase Price (the “Cap”).
9.3.6 Breach Prior to Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed exclusively by Section 7.2.3.
9.3.7 Survivability. The provisions of this Section 9.3 shall survive the Closing.
ARTICLE 10
DEFAULT AND REMEDIES

10.1 Seller’s Remedies. If Purchaser defaults on its obligation to purchase the Property pursuant to this Agreement, Seller shall be entitled, as its sole remedy (except as provided in Sections 4.9, 8.8, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of the Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds the actual damages of Seller or that the retention by Seller of the Earnest Money constitutes a penalty and not agreed upon and reasonable liquidated damages. Notwithstanding anything in this Section 10.1 or in Exhibit K to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property, and in said event Seller shall not be required to submit such matter to arbitration as contemplated by Exhibit K. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement that survives Closing. IN NO EVENT SHALL PURCHASER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, MANAGERS, OWNERS OR AFFILIATES, ANY OFFICER, MANAGER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.
10.2  Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, and such default or breach is not cured by the earlier of the third Business Day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller promptly after Purchaser first learns of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder) (a “Seller’s Pre-Closing Default”), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, in which event Seller shall reimburse Purchaser for its out-of-pocket costs and expenses incurred in connection with the transaction contemplated hereby up to a maximum of [***], (b) enforce specific performance to consummate the sale of the Property hereunder and to execute and deliver the documents required to convey the Property to Purchaser in accordance with this Agreement (it being specifically understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder), or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Notwithstanding anything herein to the contrary, Purchaser shall not be entitled to a remedy of specific performance and shall be deemed to have elected to terminate this Agreement unless Purchaser files an arbitration action pursuant to Section 12.21 hereof for specific performance within ten Business Days of the scheduled Closing Date. Purchaser’s remedies for a Seller’s Pre-Closing Default shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, MANAGERS, OWNERS OR AFFILIATES, ANY OFFICER, MANAGER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.
10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.
10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.
10.5 Survivability. The provisions of this Article 10 shall survive the Closing and any termination of this Agreement.
ARTICLE 11
DISCLAIMERS AND RELEASE

11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement or in any document executed by Seller and delivered to Purchaser at Closing, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents or any survey of the Property, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

11.2 Sale “As Is, Where Is”. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS-IS, WHERE-IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement or any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement or any document executed by Seller and delivered to Purchaser at Closing, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement or any document executed by Seller and delivered to Purchaser at Closing, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and Purchaser will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement or in any document executed by Seller and delivered to Purchaser at Closing. Except as to representations or warranties of Seller expressly set forth in this Agreement or in any document executed by Seller and delivered to Purchaser at Closing, upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.
11.3 Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES the Seller Parties from all responsibility and liability (other than that arising under covenants, representations or warranties of Seller expressly set forth in this Agreement or any document executed by Seller and delivered to Purchaser at Closing), including without limitation, liabilities and responsibilities for the lessor’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Property (but excluding any tort liability for matters arising prior to the Closing Date), whether arising before or after the Effective Date, and liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), as amended, and the Oil Pollution Act (33 U.S.C. Section 2701 et seq.)(including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Except as to representations or warranties of Seller expressly set forth in this Agreement or any document executed by Seller and delivered to Purchaser at Closing, Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property, including, without limitation, the lessor’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Property (but excluding any tort liability for matters arising prior to the Closing Date), whether arising before or after the Effective Date. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and, except as to representations or warranties of Seller expressly set forth in this Agreement, the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, mold, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.
11.5 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing and shall not merge with the provisions of any closing documents.
Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.
ARTICLE 12
MISCELLANEOUS

12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions:  the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser,  the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations,  a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least three Business Days prior to Closing, and the requirements in Section 12.18 are satisfied.
12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.
12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.
12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits hereto are incorporated herein by this reference for all purposes.
12.7 Time. Time is of the essence in the performance of this Agreement.
12.8 Confidentiality; Press Releases. Seller and Purchaser each hereby covenant and agree that (a) prior to the Closing neither Seller or Purchaser shall issue any press release or similar public statement with respect to the transaction contemplated by this Agreement (a “Press Release”) without the prior written consent of the other, except to the extent required by applicable law (including securities laws and NYSE listing requirements), and (b) after the Closing, any Press Release issued by either Seller or Purchaser shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed and such response shall be provided within two (2) Business Days after submission of a draft of the Press Release to the other party for review), except to the extent required by applicable law (including securities laws and NYSE listing requirements). If either Seller or Purchaser is required by applicable law (including securities laws and NYSE listing requirements) to issue a Press Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Press Release to the other party for its review; provided, however, if such disclosure required by law will be contained in any disclosure documents required by the Securities and Exchange Commission or the NYSE, then neither party shall be required to deliver a copy of the proposed disclosure to the other party or obtain the consent of the other party. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the disclosure of any economic terms (including, without limitation, the Purchase Price), whether made as part of a disclosure required to be filed with the Securities and Exchange Commission, the NYSE or otherwise, shall be subject to the approval of the non-disclosing party, in such party’s sole discretion, unless such disclosure is required by law (including securities laws and NYSE listing requirements). Except to the extent required by applicable law (including securities laws and NYSE listing requirements), the terms and conditions contained in this Agreement shall not be disclosed to any third parties other than to those authorized representatives of the parties and their accountants, professionals, consultants, attorneys and lenders, who need to know the information for the purpose of consummating the closing of the Property contemplated in the Agreement. Without limiting the foregoing requirement for Seller approval, the name “CBRE” shall not be used or referenced in any public announcement, press release or disclosure relating to the transactions contemplated under this Agreement, except to the extent required by applicable law (including securities laws and NYSE listing requirements). Purchaser acknowledges and agrees that the use of such name in any public announcement, press release or disclosure is not accurate and Purchaser will instruct Purchaser’s partners, lenders, investors, brokers, agents, employees, officers, directors, attorneys and representatives (collectively, the “Purchaser Parties”) to comply with this provision. Each of Seller and Purchaser stipulates that the breach of the requirements of this Section 12.8 will cause irreparable harm to the other for which damages may not constitute an adequate remedy. Accordingly, Seller and Purchaser agree that any breach of the requirements of this Section 12.8 may be enjoined by an appropriate court order or judgment. Seller’s and Purchaser’s remedies are not limited to injunctive relief for a breach of the requirements of this Section 12.8, and all legal and equitable remedies will continue to be available to Seller and Purchaser. For purposes of this Section 12.8, the parties may rely on their attorneys and accountants to determine the requirements of law. The provisions of this Section 12.8 shall survive Closing.
12.9 Electronic Transactions. Except as expressly provided in Section 12.10 (entitled “Notices”) and Section 12.13 (entitled “Execution in Counterparts”), the parties hereby acknowledge and agree (a) this Agreement shall not be executed, entered into, altered, amended or modified by electronic means and (b) without limiting the generality of subparagraph (a), the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means.
12.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee (even if such addressee refuses delivery thereof). Notice given by electronic mail in accordance herewith shall be effective on the day transmitted, provided that the sender of such electronic mail does not receive an error, rejection notification or other bounce back message from the recipient. Except for electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

12.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.12 Calculation of Time Periods; Business Day. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday or legal holiday for national banks in the city in which the Real Property is located.
12.13 Execution in Counterparts. This Agreement (and any alterations, amendments or modifications thereto) may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement (or any alteration, amendment or modification thereto), the parties may execute and exchange by electronic mail PDF counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement (or any alteration, amendment or modification thereto) to physically form one document.
12.14 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation. Notwithstanding the foregoing, Purchaser shall be entitled to record a notice of lis pendens if Purchaser is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 10.2 hereof. If Purchaser files a lis pendens (or other similar filing) against the Property and the arbitrator determines that Purchaser is not entitled to the remedy of specific performance, Purchaser shall, within three Business Days following the date of the arbitrator’s finding, execute and record a full release of the lis pendens. If Purchaser fails to timely file such release, time being of the essence with respect thereto, Purchaser shall be liable to Seller for all damages incurred by Seller with respect to such lis pendens. Purchaser’s obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.
12.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.
12.16 Discharge of Obligations. Except for those representations, warranties and agreements which are herein specifically stated to survive Closing, no representations, warranties or agreements shall survive Closing.

12.17 Regulation S-X; Rule 3-14. Seller shall provide Purchaser or its accountants with such certifications and representations from a person or persons of Seller, limited to such person’s actual knowledge without any individual liability under or relating to this Agreement, as to such books and records as Purchaser or its accountants shall reasonably require in order to enable Purchaser or its accountants to prepare such audited financial statements in accordance with the requirements of Regulation S-X, Rule 3-14, of the U.S. Securities and Exchange Commission. Purchaser shall be responsible for all out-of-pocket costs or expenses reasonably incurred by Seller in connection with the preparation of such certifications and representations. This obligation shall survive the Closing until the first anniversary of the Closing Date.
12.18 ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.
12.19 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser’s indemnity obligation under Section 4.9 hereof.
12.20 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.
12.21 Mandatory Arbitration. The parties have agreed to submit disputes to mandatory arbitration in accordance with the provisions of Exhibit K hereto and made a part hereof for all purposes. Each of Seller and Purchaser waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in Exhibit K. This Section 12.21 will not prevent Seller or Purchaser from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration or the enforcement of an award granted by arbitration herein or as expressly permitted by Section 10.1 hereof. The terms of this Section 12.21 shall survive (a) the termination of this Agreement, and (b) the Closing.
12.22 Exclusivity. From the Effective Date until the termination of this Agreement, neither Seller nor any party acting for or on behalf of Seller shall (a) directly or indirectly solicit, initiate or participate in any way in discussions or negotiations with, provide any information or assistance to, or enter into any agreement with, any person or group of persons (other than Purchaser or its representatives) concerning the purchase or sale of the Property, or (b) assist or participate in, facilitate or encourage any effort or attempt by any person (other than Purchaser or its representatives) to do or seek to do any of the foregoing.
12.23 Independent Responsibility/No Alter Ego. The parties hereby agree that the obligations of the parties under this Agreement are separate and distinct, and that no party’s affiliate, officer, manager, director, employee, agent or representative (of any type or nature) or other third party is responsible in any manner whatsoever for the debts, liabilities or obligations of such party hereto. As such, the parties agree that no party’s affiliate, officer, manager, director, employee, agent or representative (of any type or nature) or other third party is an alter-ego of such party (or any affiliate thereof) or in any manner is or shall be vicariously, derivatively or otherwise liable for the debts, liabilities or obligations of such party or any affiliate thereof (collectively, “Derivative Claims”). The parties further agree that, as a material part of and material inducement for the transactions contemplated by this Agreement, they will not assert any Derivative Claims in any dispute, claim or controversy relating to or arising out of this Agreement. The provisions of this Section shall survive the closing or consummation of the transactions contemplated by this Agreement or any termination or purported termination of this Agreement.
12.24 WAIVER OF JURY TRIAL. SELLER AND PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR

COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR THE EARLIER TERMINATION OF THIS AGREEMENT.
12.25 Like-Kind Exchange. Purchaser may consummate the purchase of the Property as part of a so-called like-kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended, provided that (a) Purchaser shall notify Seller in writing no later than five Business Days before Closing that it intends to consummate this transaction as part of an Exchange; (b) all costs, fees, and expenses attendant to the Exchange shall be the sole responsibility of Purchaser, and Purchaser shall indemnify and hold harmless Seller from and against any such costs, fees, and expenses; (c) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser’s obligations and covenants under this Agreement; and (d) Seller shall not be required to acquire or hold title to any real property other than the Property for purposes of consummating the Exchange. Purchaser agrees to defend, indemnify and hold Seller harmless from any liability, damages, or costs, including (without limitation) reasonable attorneys’ fees, that may result from Seller’s acquiescence to the Exchange. Seller shall not, by this Agreement or acquiescence to the Exchange, (1) have its rights under this Agreement, including (without limitation) those that survive Closing, affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with §1031 of the Internal Revenue Code of 1986, as amended. The terms of this Section shall survive Closing.
[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.
SELLER:

SPUS7 GALLERIA, LP, a Delaware limited partnership

By: SPUS7 Galleria GP, LLC, a Delaware limited liability company, its general partner

By: _____/s/ [***]____________________
Name: _____/s/ [***]____________________
Title: _____/s/ [***]____________________
Date Executed by Seller: January 31, 2020

By:
Name: _____/s/ [***]_____________________
Title: _____/s/ [***]____________________
Date Executed by Seller: January 31, 2020

PURCHASER:

PIEDMONT DALLAS GALLERIA, LLC,
a Delaware limited liability company

By:      Piedmont Office Realty Trust, Inc.,
            a Maryland corporation, its sole member

            By:      ____/s/ [***]_____________________
            Name: ____/s/ [***]_____________________
            Title:   ____/s/ [***]_____________________
Date Executed by Purchaser: January 31, 2020

JOINDER

In consideration of Purchaser’s execution of the foregoing Agreement (herein so called), the sufficiency of which consideration is hereby acknowledged, CBRE Strategic Parners U.S. Value 7 Holdings, LLC, a Delaware limited liability company, and CBRE SPUS7 Hotel REIT, LLC, a Delaware limited liability company (collectively, “Joinder Party”) joins in the execution of this Agreement solely for the purpouse of being jointly and severally liable with Seller for Seller’s post-Closing obligations under the Agreement that survive Closing (subject to the same limiations and conditions applicable to Seller under the Agreement). The combined liability of the Seller and Joinder Party shall accordingly not exceed, in the aggregate, the total sum of the Seller’s liability as set forth in Seciton 9.3.5 of the Agreement (and the liabililty of Joinder Party pursuant hereto shall accordingly be credited by the amount of any such post-Closing obligations paid or performed by Seller).

CBRE STRATEGIC PARTNERS U.S. VALUE 7
HOLDINGS, LLC, a Delaware limited liability company

By: /s/ [***}
Name: /s/ [***]
Title: /s/ [***]

CBRE SPUS7 HOTEL REIT, LLC, a Delaware limited
liability company
By: /s/ [***}
Name: /s/ [***]
Title: /s/ [***]

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

CHICAGO TITLE INSURANCE COMPANY
By: /s/ [***}
Name: /s/ [***]
Title: /s/ [***]
Date Executed by Escrow Agent: January 31, 2020